Exhibit 10.13

December 17, 2008

Sarah P. Cecil

c/o Metabolix, Inc.

21 Erie Street

Cambridge, MA 02139

Re:  Change of Control Severance Agreement

Dear Sarah:

Metabolix, Inc. (the “Company”) believes that it is in the best interests of the Company to provide you with certain severance benefits in the event of a termination of your employment in connection with a Change of Control, in order to provide you with financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control (as defined below).

Therefore, you and the Company agree as follows:

1.               Change of Control Severance Benefits.

1.1.           In the event that your employment is terminated by the Company without Cause or by you for Good Reason within 12 months immediately following or 6 months immediately prior to a Change of Control (each as defined herein), then, in addition to any accrued salary and benefits otherwise payable to you by law or pursuant to the Company’s benefit plans as in effect at the date of termination and contingent upon your executing a complete release of claims against the Company (the “Release”) within 30 days after the date of your termination of employment:

(a) the Company shall continue your base salary at the rate in effect at the date of termination for a period of twelve (12) months from the date of termination, and such salary continuation shall commence on the 37th day after the date on which your employment terminates and shall be paid in accordance with the Company’s normal payroll practice, provided that the first payment will include all amounts which would have been paid in the 37 days following your termination of employment;

(b) the Company shall pay COBRA premiums to maintain medical and dental benefits, if any, in effect at the time of termination beginning on the date of your termination of employment until the earlier of (i) twelve (12) months following the date of termination, or (ii) the date you become insured under a medical insurance plan providing similar benefits to that of the Company plan, or (iii) the date you revoke the Release; and

Metabolix  |  21 Erie Street  |  Cambridge  |  MA  |  02139  |  USA

tel: 617 583 1700  |  fax: 617 583 1767  |  www.metabolix.com

(c) the Company shall cause the full vesting of all your unvested equity, including but not limited to any options or restricted stock granted to you under the 2006 Stock Plan or any authorized successor stock plan, provided that the conditions to vesting other than the passage of time have been satisfied.

1.2.           Notwithstanding anything set forth in this Agreement, a termination of employment shall be deemed not to have occurred until such time as you incur a “separation from service” with the Company in accordance with Section 409A(a)(2)(A)(i) of the Code and the applicable provisions of Treasury Regulation Section 1.409A-1(h).

1.3.           Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death.  The first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments (if any) shall be payable in accordance with their original schedule.

2.               Definitions.

“Change of Control”.  As used herein, a “Change of Control” shall occur or be deemed to have occurred only upon any one or more of the following events:

(i)            any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company, in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company, representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii)           persons who, as of the effective date of this Agreement, constituted the Company’s Board of Directors (the “Incumbent Board”) cease for any reason including, without limitation, as a result of a tender offer, proxy contest, merger, consolidation or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a director of the Company subsequent to the Effective Date whose election was approved by at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this Section 6(f), be considered a member of the Incumbent Board; or

(iii)          the consummation of a merger or consolidation of the Company with any other corporation or other entity, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or

(iv)          the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Termination for Cause.  “Cause” for termination shall be limited to the following:

(i)    Your conviction of a felony; or

(ii)   Your commission of fraud, or misconduct that results in material and demonstrable damage to the business or reputation of the Company; or

(iii)  Your continued, repeated, intentional and willful refusal to perform the duties associated with your position with Company, which is not cured within thirty (30) days following written notice to you; provided, however, that your refusal to take any action that you reasonably believes violates any applicable law or regulation or fiduciary duty, shall not constitute grounds for the application of this subsection.

“Good Reason”. For purposes of this Agreement, “Good Reason” shall mean that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:

(i) a material diminution in your responsibilities, authority or duties;

(ii) a material diminution in your base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or

(iii) the requirement that you relocate to a location more than 50 miles outside of Cambridge, Massachusetts.

“Good Reason Process” shall mean that (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the occurrence of the Good Reason condition within 60 days of the occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 60 days after the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

3.             At-Will Employment.  The Company and you acknowledge that, notwithstanding anything contained in this Agreement, your employment with the Company shall be at-will, as defined under applicable law.  Nothing in this letter agreement is intended to provide you with any right to continue in the employ of the Company for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company, which rights are hereby expressly reserved by each, to terminate your employment at any time and for any reason. If your employment terminates for any reason, you shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.

4.               General.

4.1.           Entire Agreement.  This Agreement embodies the entire agreement and understanding between you and the Company with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.

4.2.           Modifications, Amendments, Waivers.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by you and the Company. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.

4.3.           Assignment.  The Company shall cause its rights and obligations hereunder to be assumed by any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved or to any Company affiliate.  You may not assign your rights and obligations under this Agreement without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void.  Notwithstanding the foregoing, the terms of this Agreement and your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, and legatees.

4.4.           Governing Law.  This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of Massachusetts, without giving effect to the conflict of law principles thereof.

4.5.           Jurisdiction, Venue and Service of Process.  Any legal action or proceeding with respect to this Agreement will be brought in the courts of Massachusetts or of the United States of America for the District of Massachusetts.  By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

4.6.           Jury Waiver. You and the Company agree to waive trial by jury in connection with any action arising from or relating to this Agreement.

4.7.           Severability.  The parties intend this Agreement to be enforced as written.  However, if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

4.8.           Taxes.  All payments required to be made by the Company to you under this Agreement shall be subject to the withholding of such amounts for taxes and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  To the extent applicable, it is intended that this Agreement be exempt from, or comply with, the provisions of Section 409A of the Code, and this Agreement shall be construed and applied in a manner consistent with this intent.  In the event that any severance payments or benefits hereunder are determined by the Company to be in the nature of nonqualified deferred compensation payments, you and the Company hereby agree to take such actions as may be mutually agreed to ensure that such payments or benefits comply with the applicable provisions of Section 409A of the Code and the official guidance issued thereunder.  Notwithstanding the foregoing, the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement.

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this Agreement.

Very truly yours,

Metabolix, Inc.

		By:	/s/ Richard P. Eno
Richard P. Eno
President & CEO

Accepted and agreed:

/s/ Sarah P. Cecil
Sarah P. Cecil

Date:	12/18/08